Exhibit 99.1

Please contact:

Tere Miller

Vice President,

Corporate Communications

(760) 741-2111, ext. 1177

FOR IMMEDIATE RELEASE	REALTY INCOME CLOSES AMERICAN REALTY CAPITAL TRUST ACQUISITION

ESCONDIDO, CALIFORNIA, January 22, 2013….Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE:O), today announced it has formally closed the acquisition of American Realty Capital Trust (ARCT) that was approved by both Realty Income and ARCT shareholders at their shareholder meetings held on January 16, 2013.

All of the required merger documents to complete the acquisition of ARCT have been filed, and the combined company will trade under the ticker symbol “O” on the New York Stock Exchange at the opening of the market on January 23, 2013. In accordance with the January 6, 2013 Amendment to the September 6, 2012 Merger Agreement, ARCT shareholders will receive a one-time cash payment of $0.35 per share in addition to the fixed exchange ratio of 0.2874 Realty Income shares for each share of ARCT common stock that they own.

Former ARCT shareholders will receive Realty Income shares allocated according to the number of ARCT shares held on the January 22, 2013 closing date, and a one-time cash payment will be distributed either by the investment firm where shares are held, or by Wells Fargo Shareowner Services, Realty Income’s transfer agent. The timing for completion of the transfer of shares will vary depending on whether shares are held at an investment firm or with the former ARCT transfer agent. Some ARCT shareholders may be required to fill out transfer forms in order to complete the transfer to Realty Income shares.

Tom A. Lewis, Chief Executive Officer of Realty Income commented, “We are pleased that the shareholders of both companies approved the transaction, and we welcome the former ARCT shareholders to The Monthly Dividend Company®. We anticipate that the board of directors will declare an increase in the company’s common stock monthly cash dividend to $0.1809167 per share from $0.15175 per share, which represents an increase in the annualized dividend amount to $2.171 from $1.821, or 19.2%.”

About the Company

Realty Income, The Monthly Dividend Company®, is a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date the company has declared 510 consecutive common stock monthly dividends throughout its 44-year operating history and increased the dividend 69 times since Realty Income’s listing on the New York Stock Exchange in 1994. The monthly income is supported by the cash flow from over 3,500 properties owned under long-term lease agreements with regional and national retail chains and other commercial enterprises. The company is an active buyer of net-leased properties nationwide. Additional information about the company can be obtained from the corporate website at www.realtyincome.com or www.twitter.com/realtyincome.

Forward-Looking Statements

Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Note to Editors:

Realty Income press releases are available on the Internet at www.realtyincome.com/invest/newsroom-library/press-releases.shtml.

Realty Income Corporation, 600 La Terraza Blvd., Escondido, CA 92025 (760) 741-2111 Fax (760) 741-8617